                                                                  Exhibit 99


[logo Anheuser-Busch, Inc.]                                             News



For more information, contact:
Carlos Ramirez (314) 577-9629

FOR IMMEDIATE RELEASE

          ANHEUSER-BUSCH REPORTS INCREASED U.S. BEER VOLUME IN 2004
          ---------------------------------------------------------

         ST. LOUIS, Jan. 5, 2005 - Anheuser-Busch, Inc., the U.S. beer subsidiary of Anheuser-Busch Cos., Inc., increased U.S. beer shipments to wholesalers to 103 million barrels in 2004 --- up 400,000 barrels or 0.4 percent over 2003, it was announced today by Anheuser-Busch, Inc., President, August A. Busch IV.

         "Anheuser-Busch was able to increase shipments in 2004 due to the continued growth of brands like Michelob ULTRA and Bud Light and due to the efforts of our employees and wholesaler partners across the country," said Busch.

         Fourth quarter beer shipments by Anheuser-Busch to wholesalers decreased 1.5 percent. Wholesaler sales-to-retailers were down 0.3 percent for the full year and decreased 3.2 percent in the fourth quarter. Anheuser-Busch Cos., Inc. will announce worldwide beer volume and consolidated earnings results for the fourth quarter and full year 2004 on Feb. 2, 2005.

          The company continues to expect 10 percent to 11 percent(1) earnings per share growth for 2004, excluding one-time items. One-time items include the first-quarter 2004 commodity hedge gain, the fourth-quarter 2004 gain on sale of the CCU investment and a fourth-quarter 2004 deferred income tax benefit from Modelo due to a reduction in Mexican corporate income tax rates.

         "We are confident that with our strong leadership position in the U.S. beer market, combined with effective marketing, solid sales execution and a favorable pricing environment, Anheuser-Busch is well positioned for continued growth in volume and profits in 2005 and beyond," concluded Busch.



Page 2

(1) Reconciliation of Projected 2004 EPS Growth
    -------------------------------------------

                                                                          Earnings
                                                                         Per Share                Increase
                                                                         ---------                --------
     Reported                                                         $2.775 to $2.795         11.9% to 12.7%
                                                                                             ====================
     Commodity hedge gain                                                  (.015)

     Gain on sale of CCU                                                   (.018)

     Deferred income tax benefit due to Mexican income
      tax rate reduction*                                                  (.013)
                                                                    ---------------------

     Excluding one-time items                                          $2.73 to $2.75          10.1% to 10.9%
                                                                    =====================    ====================


     * This income tax benefit is reported in two income statement categories. The Mexican deferred income tax benefit will be reported within equity income. This benefit will be partially offset by increased U.S. deferred income taxes included in the company's consolidated income tax provision.



                                    # # #

         This release contains forward-looking statements regarding the company's expectations concerning its future operations, earnings and prospects. On the date the statements are made, the statements represent the company's expectations, but the company's expectations concerning its future operations, earnings and prospects may change. The company disclaims any obligation to update any of these statements. The company's expectations involve significant risks and uncertainties and are based upon many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company's expectations and the forward-looking statements will be correct. Further information on factors that could affect the company's future operations, earnings and prospects is included in the company's Forms 10-Q and 10-K.